EXHIBIT 5.1
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                               Gadsby & Hannah LLP
                               225 Franklin Street
                                 Boston MA 02110


                                 April 14, 1997



Board of Directors
Asahi/America, Inc.
35 Green Street
Malden, MA  02148

Gentlemen:

      You have requested our opinion, as counsel to Asahi/America, Inc. (the "Company"), with respect to certain matters in connection with a proposed offering of 20,000 shares of the Company's Common Stock, no par value (the "Shares"), by the Company, pursuant to options granted and to be granted under the Company's Independent Directors Stock Option Plan (the "Plan"). The offering is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 15, 1997 (the "Registration Statement").

      In rendering this opinion we have reviewed, among other documents, the Plan documents, the Company's Amended and Restated Articles of Organization and Bylaws, as amended to date, and the proceedings of the Company's stockholders and Board of Directors relating to the authorization and issuance of the Shares. We have also considered such statutes, rules and regulations as we have deemed relevant for the purposes hereof.

      Based on the foregoing, it is our opinion that:

      1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

      2. The Shares to be sold by the Company, when issued and sold pursuant to the Plan and options granted thereunder, will be legally authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,


                                /s/ Gadsby & Hannah LLP